Exhibit 10.10
November 9, 2006
William Bronner, Esq.
1325 Croton Dam Road
Ossining, NY 10562
Dear Bill:
We recognize that, over the years, you have provided significant value to Electro-Optical Sciences, Inc. We understand that, now that the company is in a more mature position, you would like to devote a significant amount of your time to other endeavors but would be willing to support the company on a more limited basis.
We therefore would like to offer you a thirteen month consulting agreement, effective as of December 1, 2006, on a one day per week basis in consideration of monthly payments based on an annual rate of $50,000. Your day of work per week shall be conducted off premises on a day chosen by you unless otherwise requested by the company, upon reasonable advance notice and with due regard for the need to accommodate potential conflicts in schedule, including vacation, that you be present at EOS’ headquarters in Irvington, New York or that your assistance is needed on a certain day for any week. You may travel and incur routine out-of-pocket expenses at the request of EOS’ management, but very little travel is anticipated.
Reporting to the President & Chief Executive Officer, and working with the Chief Financial Officer and Chief Operating Officer, you will assist the company in certain of its contractual and administrational matters as assigned to you by management. Such services will include matters relating to EOS’ facilities, purchasing matters, intellectual property administration, quality work and documentation, insurance matters and other matters and tasks, as assigned by management, consistent with the limited scope of your arrangement. You will continue to be bound by EOS’ standard operating policies and procedures.
We will confirm acceptance of your resignation effective as of the date of this letter from all offices held by you at EOS, including without limitation, Vice President and Corporate Secretary. We will continue to employ you at your current salary for 4 days’ work per week through November 30, 2006 at which time your employment with the Company shall terminate. You shall be deemed to have worked 32 hours per week, holidays excepted, throughout November 2006, regardless of your actual presence in the EOS facilities.
Although you are not otherwise entitled to severance pay or any similar payment on account of termination of your employment with EOS, as consideration for all vacation or other personal time and similar accruals to which you may have been entitled in connection with your employment through the date of termination, the consulting services to be provided hereunder and for your execution of and compliance with the other terms of this Agreement, EOS agrees to pay to you a single lump sum payment of $50,000 during the first week of January, 2007.
Your coverage under all of EOS’ health and welfare plans (dental and life insurance, short term disability, long term disability, accidental death and dismemberment insurance) will terminate on November 30, 2006 provided that you shall be eligible to elect continued health coverage with EOS pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (as amended, “COBRA”), and the requirements and limitations thereof.
As noted above, unless extended by you and the company, this consulting arrangement will terminate on December 31, 2007, provided, however, that your consulting arrangement may be terminated at any time by the company for “Cause” which shall mean for purposes hereof (i) an act of fraud or misappropriation by you, (ii) a material breach by you of a fiduciary responsibility owing to EOS (iii) your habitual failure to perform your duties hereunder and failure to cure within ten business days of receipt of notice or (iv) your becoming permanently disabled and incapable of performing your duties hereunder. In addition, you may terminate this agreement without giving a reason on 15 days prior written notice given to the President of EOS.
Immediately upon execution of this Agreement, you shall (i) return all personal property provided to you by EOS in connection with the performance of your duties as an employee of EOS, including, without limitation, all keys, card keys, identification cards and credit cards, and all other property of EOS in your possession;) and (ii) as requested by EOS, return all materials containing confidential information including, without limitation, all confidential information as defined in the Employee Invention, Non-Disclosure and Non-Competition Agreement dated July 1, 2000 between you and EOS and the Confidentiality Agreement dated October 6, 1999 between you and EOS, both as attached as Exhibit A hereto (collectively, the “Confidentiality Agreements”) and all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to EOS’ business and affairs. You shall have the use of the portable computer you have been using, until termination of your consulting with us provided that EOS shall have an opportunity to remove all company data files from the hard drive of such computer in a manner that does not adversely affect the operation of the application software installed on such computer. Your access to the company’s computer system, your present email account and telephone extension shall be terminated as of the date of this letter provided that the company will forward to you emails and messages received on your behalf through November 30, 2006. During your consulting with EOS you may provide services to any client other than an actual or probable competitor of EOS, consistent with your obligations as described herein and in the consulting agreement.
EOS will provide appropriate affirmative employment references if requested. Management will provide reasonable support of your transition activities, including recommendations, and will not object to your contact with members of the Board of Directors regarding their knowledge of opportunities for you to provide services for other entities unrelated to EOS. However you will not engage in other contact with the Board of Directors (other than in their capacities as executive officers of the company) other than at the request of EOS’ management or at the initiative of the Director in question.
The attached Schedule A contains a true and complete list of all equity interests in EOS which you own or have any legal interest in. You will continue to be eligible to exercise your stock options in accordance with their terms. In addition, the company will accelerate the vesting provisions in all of your stock options such that they will all be vested as of November 30, 2006. You acknowledge and agree that you will continue to be bound by the Confidentiality Agreements.
In consideration of the payments and benefits set forth herein, each party voluntarily, knowingly and willingly releases and forever discharges the other party and its affiliates, together with each of Eos and its entities’ respective officers, employees, agents, fiduciaries, employee benefit plans and administrators and all of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you or they now have or in the future may have against them or you. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with EOS or any of the other Releasees any rights or claims relating in any way to the termination of your employment, any contract claims (express or implied, written or oral), or any rights or claims arising under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Family Medical Leave Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State and City Human Rights Laws, the Employee Retirement Income Security Act of 1974, section 806 of the Corporate and Criminal Fraud Accountability Act of 2002 (the Sarbanes-Oxley Act), all as amended, all laws relating to violation of public policy, retaliation, or interference with legal rights; whistleblower claims; any tort, fraud or constitutional claims; and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, vacation, pension benefits, stock options or equity interests, any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sex, national origin, sexual orientation, military status, physical or mental disability, marital status or domestic partnership status, genetic information, harassment or any other basis prohibited by law. Notwithstanding the foregoing this release shall not include any claims pertaining to benefits provided by this agreement, including the schedules attached hereto, and rights, if any, to government-provided unemployment benefits, or rights, if any, to vested retirement benefits or COBRA benefits
Neither party shall make, or cause to be made, any negative or disparaging statements express or implied, whether in writing, orally, or through the use of any other communications medium about, or to engage in any other conduct or course of conduct of any nature which would result in an injury (whether monetary or otherwise) to you, EOS, the Releasees, or collectively their services, reputation, financial status, business relationships, or any of their directors, officers or employees.
This Agreement shall be governed by the law of the State of New York without regard to New York’s law of conflicts and may not be changed, and a waiver may only be enforced, unless the changes and/or waiver are in writing and signed by you and the President of EOS. Should any provision of this Agreement be held invalid, or invalid as applied, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected.
This Agreement constitutes the entire agreement between you and EOS of any kind whatsoever and supersedes all other agreements between you and EOS, if any, which shall be considered void and of no force and effect, except that (i) this Agreement shall not relieve you of any contractual or common law obligations to maintain EOS’ confidential, proprietary and trade secret information as confidential and not to use such information for your benefit or the benefit of any third party, (ii) this Agreement does not supersede the stock option agreements listed on the Schedules to this Agreement or the Confidentiality Agreements and (iii) the existing corporate indemnity and insurance for claims based on past actions as an officer of EOS, provided under the Agreement of Indemnity and the Directors and Officers’ insurance policies.
By signing this Agreement, you acknowledge that (a) you have carefully read and understand this Agreement; (b) EOS advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement; (c) you understand that this Agreement is

LEGALLY BINDING and by signing it you give up certain rights, including any right to bring an age discrimination claim under the Age Discrimination in Employment Act; (d) you have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it; and (e) you acknowledge and agree that the benefits set forth in this Agreement are contingent on execution of this Agreement, which releases all of your claims against EOS, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE EOS and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement.
You have twenty-one (21) days to review, sign and return this Agreement to my attention at EOS after which time this offer will be withdrawn. You may revoke the Agreement at any time up to seven (7) days after you have signed the Agreement by written notice of such revocation delivered to me within such seven day period. You will not receive any payment or other benefits under this Agreement until after this revocation period has passed.

Sincerely,
/s/ Richard I. Steinhart
Richard I. Steinhart Vice President & Chief Financial Officer
ACCEPTED AND AGREED:

/s/ William Bronner
William Bronner
Date: 11/09/06

Schedule A
William Bronner list of options

Schedule of Options		Grant	Expiration	Exercise	10/31/06	10/31/06
Name	Plan or Source	Date	Date	Price	Outstanding	Vested
William Bronner	1996 Stock Option Plan	02/19/02	02/19/12	$1.00	1,875	1,500
William Bronner	1996 Stock Option Plan	02/02/04	02/02/09	$0.46	17,000	17,000
William Bronner	2003 Stock Incentive Plan	12/17/04	12/17/09	$0.46	20,000	20,000
William Bronner	1996 Stock Option Plan	01/15/03	01/15/13	$1.00	32,160	32,160
William Bronner	2005 Stock Option Plan	05/22/06	05/22/11	$7.08	7,500	—

Totals					78,535	70,660

Exhibit A
Employee Invention, Non-Disclosure and Non-Competition Agreement dated July 1, 2000
Confidentiality Agreement dated October 6, 1999